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                                                                    Exhibit 10.9




                 TROPICANA SUPPLEMENTAL RETIREMENT INCOME PLAN



Tropicana Products, Inc. has established this Supplemental Retirement Income Plan to provide supplemental retirement income for its eligible employees and their beneficiaries. Benefits under this Plan of a former Participant whose employment terminated prior to January 1, 1988 shall be governed by the Beatrice Supplemental Retirement Income Plan ("Prior Plan"), as constituted when his employment terminated. The terms and provisions of this Plan are as follows.


                                   SECTION 1

                                  Definitions


Wherever used herein:

     (a) "Actuarial Equivalent" has the same meaning as under the Retirement Plan, except that the interest rate(s) specified by the PBGC for valuing immediate annuities for plans terminating on the relevant date shall be used to convert a periodic form of payment into a lump sum.

     (b) "Beneficiary" means a beneficiary or survivor of a Participant who dies before he receives any benefit under this Plan or the Retirement Plan.

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     (c)  "Company" means Tropicana Products, Inc., a Delaware corporation.

     (d) "Participant" means an employee of the Company or any of its affiliates who is a participant under the Retirement Plan.

     (e) "Plan" means the plan set forth in this instrument and known as the "Tropicana Supplemental Retirement Income Plan", as it may be amended from time to time.

     (f) "Retirement Plan" means the Tropicana Retirement Income Plan, as it may be amended from time to time.

     (g) "Section 415" means Section 415 of the Internal Revenue Code of 1986, as amended.

     (h) Singular words shall include the plural, and masculine words shall include the feminine, unless the context clearly indicates a distinction.

                                   SECTION 2

                                  ELIGIBILITY

A Participant or a Beneficiary who qualifies for a benefit under the Retirement Plan the amount of which is reduced by reason of the application of the limitations imposed by Section 415 shall


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be entitled to a supplemental benefit under Subsection 3.1 of this Plan. A
Participant or a Beneficiary who qualifies for a benefit under the Retirement Plan the amount of which reduced by reason of the Participant's election to defer compensation shall be entitled to a supplemental benefit under Subsection
3.2 of this Plan.

                                   SECTION 3

                        SUPPLEMENTAL RETIREMENT BENEFIT

     3.1 Supplemental Section 415 Benefit. The benefit under this Subsection
3.1 to which an eligible Participant or Beneficiary shall be entitled shall be an amount equal to the difference, if any, between (a) and (b), below:

     (a) the amount of benefit to which he would be entitled under the Retirement Plan if such benefit were computed without giving any effect to the limitations imposed by Section 415;

     (b) the amount of benefit to which he is entitled under the Retirement
Plan.

The amount so determined shall be subject to such adjustments as the Company, from time to time, deems appropriate to reflect any changes in the application of the limitations imposed by Section



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415 with respect to the computation of benefits under the Retirement Plan.

     3.2 Supplemental Deferred Compensation Benefit. The benefit under this Subsection 3.2 to which an eligible Participant or Beneficiary shall be entitled shall be an amount equal to the difference, if any, between (a) and (b), below:

     (a) the aggregate amount of benefit to which he would be entitled under the Retirement Plan and under Subsection 3.1 of this Plan if the Participant had not elected to defer any portion of his compensation payable after 1985; less

     (b) the aggregate amount of benefit to which he is entitled under the Retirement Plan and under Subsection 3.1 of this Plan.

Notwithstanding the foregoing, severance payments that the participant elects to defer shall be disregarded for purposes of (a), above.

     3.3 Payment. Except as hereinafter specifically provided, the benefit to which an eligible Participant or Beneficiary shall be entitled under this Plan shall be calculated on the basis of a monthly benefit for the life of the Participant, but shall be paid in an immediate lump sum. The Company, however, may, in its sole discretion and after considering the needs and circumstances



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of the payee, elect to pay such benefit in any form of benefit provided for under the Retirement Plan, and may subject such benefit to the same conditions. Any form of payment other than a monthly benefit for life shall be the Actuarial Equivalent of such benefit. Any benefit commencing before the earliest date the Participant's benefit could have commenced under the terms of the Retirement Plan shall be the Actuarial Equivalent of the benefit that would be payable under this Plan commencing at the earliest date the Participant's benefit could have commenced under the terms of the Retirement Plan without reduction for early commencement.

     3.4 General. Any Benefit under the Retirement Plan shall be paid solely in accordance with the terms and provisions of the Retirement Plan, and nothing in this Plan shall operate or be construed in any way to modify, amend or affect the terms and provisions of the Retirement Plan.


                                   SECTION 4

                                 Administration

     4.1 Committee and Powers. The Company shall administer this Plan. The Company shall have, and shall exercise and perform, all of the powers, rights, authorities and duties set forth in the Retirement Plan with the same effect as if set forth in full herein with respect to this Plan. Any determination or




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decision of the Company shall be conclusive and binding on all persons at any time having or claiming to have any interest whatever under this Plan.

                                   SECTION 5
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                                 Miscellaneous
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     5.1  Amendment and Termination.  The Company reserves to itself the right at any time and from time to time, by resolution of its Board of Directors, to amend or terminate this Plan; provided, however, that no such amendment or termination of this Plan shall operate retroactively so as to affect adversely any rights to which a Participant or Beneficiary may be entitled under the provisions of this Plan as in effect prior to such action.

     5.2 No Alienation of Benefits. No payee may assign, anticipate or otherwise encumber any payment due him under this Plan. Any payment due to a payee under this Plan shall be exempt from the claims of his creditors.

     5.3 No Enlargement of Employment Rights. The provisions of Section 11.1 of the Retirement Plan shall be applicable to this Plan with the same effect as though set forth in full herein with respect to this Plan.


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     5.4  NO REQUIREMENT TO FUND.  The Company shall not be required to reserve, or otherwise set aside, funds for the payment of its obligations hereunder.

     5.5 MERGER, ETC. The Company will not merge or consolidate with any other corporation, and will not liquidate or dissolve, without making suitable arrangements for the payment of any benefits under this Plan.


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